FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This First Amendment To Stock Purchase Agreement (“Agreement”) is entered into by and between Pet Ecology Brands, Inc. (“PEB”), a Texas corporation with its principal place of business located in Dallas, Texas, and Tricon Holdings, L.L.C. (“Tricon”),a Florida limited liability company with its principal place of business in Miami, Florida,  and Texas Atlantic Capital Partners, L.L.C. (“TexAtlantic”), a Nevada limited liability company (Tricon and TexAtlantic are collectively referred to as “Purchasers”),  as follows:

R   E   C   I   T   A   L  S:

WHEREAS, PEB and Purchasers are parties to a Stock Purchase Agreement (“SPA”) dated February 26, 2007 which provides, among other provisions, and, subject to certain conditions, for  Purchasers to purchase for One Million Three Hundred Fifty Thousand Dollars ($1,350,000) on or before June 30, 2007 the number of  shares of PEB’s common stock which will constitute at the time of closing 51% of the issued and outstanding shares of PEB’s common stock ; and

WHEREAS, pursuant to the terms of the SPA and as one of the conditions of closing the transaction, PEB is required to reverse the number of Company’s issued and outstanding shares, options and warrants to the extent mutually agreed by the parties but, at a minimum, to a degree and in amounts to enable the Company to perform its obligations at Closing to issue the shares and warrants; and,

WHEREAS, PEB’s shareholders, at the annual meeting of PEB’s shareholders conducted on June 20, 2007 did authorize PEB’s Board of Directors to effectuate, at the Board of Directors’ discretion to be exercised on or before October 1, 2007 a reverse split of PEB’s common stock in a ratio of 20:1; and,

WHEREAS, Purchasers, pursuant to the terms of a Loan Agreement and Promissory Note dated April 30, 2007 have lent PEB the sum of Two Hundred Thousand Dollars ($200,000) which Note contains provisions whereby the Note can be converted into shares of PEB’s common stock; and,

WHEREAS, Purchasers and PEB were ready, willing and able to close the transaction on June 30, 2007 pursuant to the terms of the SPA but are of the opinion that delaying an effectuation of the reverse split of PEB’s common stock until a date between now and October 1, 2007 (the “Stock Split”) when such action will coincide with positive news regarding PEB’s financial and operational performance will be in the best interest of the other PEB shareholders; and,

WHEREAS, Purchasers are prepared to close the first stage of the transaction through a conversion of all, or a portion, of the Note to shares of PEB common stock and are prepared to purchase additional shares for an additional Five Hundred Thousand Dollars ($500,000) with the remaining purchase price set forth in the Stock Purchase Agreement to be paid at the time of a final closing, which date shall be a date on or before October 1, 2007 mutually agreeable to the parties;

Now therefore, in consideration of the promises, payments, covenants, representations and warranties hereinafter set forth, and the preambles set forth above which the parties agree constitute a part of this Agreement, the parties agree as follows:

1.            Extension of Closing; Interim Closing.  The parties agree to extend the closing date of the Stock Purchase Agreement as provided in Paragraph 2 below,  but agree to an interim closing as of the date hereof with a capital contribution by Purchasers through a conversion of the outstanding balance of principal and accrued and unpaid interest owing as of this date on the Note ($203,333.33) to PEB common stock and an additional immediate capital contribution by Purchasers of Five Hundred Thousand Dollars ($500,000), the receipt of which is hereby acknowledged by PEB.  The amount of the outstanding balance of principal and accrued and unpaid interest on the Note ($203,333.33),  plus the additional  capital contribution of Five Hundred Thousand Dollars ($500,000), or a total of Seven Hundred Thousand Three Hundred Thirty Three and 33/100 Dollars ($703,333.33) shall constitute a credit against, and be attributed to, the amount of the purchase price for PEB stock and warrants ($1,350,000)as set forth in the Stock Purchase Agreement.  In consideration of Purchasers conversion of the Note and additional capital contribution as described in this paragraph, PEB agrees to deliver to each of the Purchasers no later than seven (7) days from the date of this Agreement certificates representing 25,500,000 shares of  PEB common stock, or a total of 51,000,000 shares of PEB common stock (“First Closing Shares”).

             2.            Final Closing Date.  The parties agree that the terms of the Stock Purchase Agreement not closed through the Interim Closing as described in Paragraph 1 above (“First Closing”), shall be extended to a mutually agreeable date no later than October 1, 2007 (“Final Closing Date”), at which time, in consideration for an additional capital contribution of Six Hundred Forty Six Thousand Six Hundred Sixty Six and 68/100 Dollars ($646,666.68) PEB shall issue collectively to the Purchasers (with 50% being issued to each Purchaser) certificates representing the number of shares of PEB’s common stock that will consist of, when added to the First Closing Shares, 51% of the fully-diluted capitalization of PEB as of the Final Closing Date, after taking into account the Stock Split (the “Final Closing Shares,”), and together with the First Closing Shares, the “Shares).  In addition, PEB shall issue collectively to the Purchasers (with 50% being issued to each Purchaser individually) Warrants to purchase 14% of the fully diluted capitalization of PEB as of the date the Warrants are exercised.

3.            Anti-Dilution Provisions.  PEB acknowledges and agrees that, following the Final Closing Date, unless both Purchasers otherwise agree in writing,  in the event PEB issues any additional shares of its common stock (or securities convertible into its common stock), each of the Warrants and the Shares held by Purchasers shall be  increased through the issuance of additional Shares and Warrants such that, the Shares will be equal to 51% of the fully-diluted capitalization of PEB and the Warrants shall continue to be exercisable for 14% of the fully-diluted capitalization of PEB on an as-converted basis.

4.            Representations and Warranties.  PEB represents and warrants to Lender as follows, which representations and warranties shall be deemed to be made at and as of the date hereof and in all instances shall be true and correct in all material respects:

a.            PEB is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas and has the power and authority to own its property and to carry on its business in the State of Texas and in each other jurisdiction in which PEB does business;

b.            PEB has full power and authority to execute and deliver the documents to which it is a party and to incur and perform the obligations provided for therein.

c.            This Agreement and the other documents executed in connection with this transaction by PEB and Purchasers constitute valid and legally binding obligations of such party, enforceable in accordance with their terms;

e.            There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the power or authority of PEB and no provision of any existing agreement, mortgage, indenture or contract binding on PEB or affecting any of PEB’s property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other documents executed in connection with this transaction; and,

f.            PEB’s shareholders have duly approved PEB’s Board of Directors’ effectuating  a reverse split of PEB’s common stock in a ration of 20:1 with such reverse split to occur as of a date determined by the Board of Directors but no later than October 1, 2007; and,

g.            The terms of this Agreement has been approved by PEB’s Board of Directors and the person signing this Agreement has full authority to enter into this Agreement on behalf of PEB.

5.            Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns and/or affiliates.

6. Waiver of Jury Trial.  PEB AND LENDER IRREVOCABLY WAIVE ANY AND ALL RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  PEB AND LENDER ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

7.            Notices.  All notices required by this Agreement shall be effective if  provided in writing and mailed to the other party by certified mail, return receipt requested to the following address or such other address as either party may provide to the other party in writing in the manner required by this paragraph:

                        A. If to Purchasers:

Emel Yesil
Manager
Tricon Holdings, L.L.C.
201 Alhambra Circle, Suite 501
Coral Gables, FL 33134
Attn: Engin Yesil

E. Denton Jones
Manager
Texas Atlantic Capital Partners, L.L.C.
3029 Staffordshire Blvd.
Powell, Tennessee  37849
Attn: Delores Smith

B. If to PEB:

Ralph J. Steckel
President
Pet Ecology Brands, Inc.
14822 Venture Drive
Dallas, Texas 75234

8.            Governing Law;Jurisdiction.  The parties agree that the law of the State of Florida shall be applicable to this transaction, including the Note executed pursuant to the terms hereof,  and that jurisdiction of any controversy shall be in a state district court in Dade County, Florida.

9.            Multiple Counterparts. This Agreement may be executed in multiple counterparts, any of which shall be deemed an original.

                        This Agreement is entered into on July 13,  2007 but effective as of June 30, 2007.

PURCHASERS:

Tricon Holdings, L.L.C.
A Florida limited liability company

By:_____________________
Emel Yesil
Manager

Texas Atlantic Capital Partners, L.L.C.
A Nevada limited liability company

By:_________________________
E. Denton Jones
Manager

PEB:

Pet Ecology Brands, Inc.,
A Texas corporation

By:___________________________
Ralph J. Steckel
President